EXHIBIT 99.1

FBR Reports Third Quarter Results

ARLINGTON, Va., Oct. 23, 2012 (GLOBE NEWSWIRE) -- FBR & Co. (Nasdaq:FBRC) ("FBR" or the "Company"), a leading investment bank serving the middle market, today reported a net after-tax loss of $3.4 million, or $0.07 per share, for the third quarter of 2012 compared to a net after-tax loss of $26.1 million, or $0.43 per share, in the third quarter of 2011, and net after-tax earnings of $0.5 million or $0.01 per share in the second quarter of 2012. For the first nine months of 2012, the Company reported a net after-tax loss of $2.4 million compared to a net after-tax loss of $30.8 million for the first nine months of 2011.

Third quarter 2012 revenue from continuing operations was $23.9 million compared to $16.7 million in the third quarter of 2011 and $33.7 million for the second quarter of 2012.

As previously announced, the Company has entered into a definitive agreement to sell the assets related to the management of the entire family of FBR Funds. As a result, we now report asset management as a discontinued operation. For the third quarter of 2012, the Company's net after-tax loss from continuing operations was $4.3 million, or $0.09 per share, compared to a net after-tax loss of $26.4 million, or $0.43 per share, in the third quarter of 2011, and net after tax earnings of $0.3 million, or $0.01 per share for the second quarter of 2012. The Company's net after-tax earnings from its discontinued operations were $1.0 million for the third quarter of 2012 compared to net after-tax earnings of $0.3 million in the third quarter of 2011, and $0.2 million for the second quarter of 2012.

Third quarter 2012 total expenses from continuing operations were $29.5 million, compared to $42.7 million in the third quarter of 2011 and $33.4 million in the second quarter of 2012. Non-compensation fixed expenses from continuing operations in the third quarter of 2012 totaled $10.9 million, compared to $13.9 million in the third quarter of 2011 and $10.8 million in the second quarter of 2012.

Third Quarter Overview

  Investment banking revenue was $10.7 million compared to $5.0 million in the third quarter of 2011 and $19.0 million in the second quarter of 2012. The third quarter's revenue was generated from 17 transactions including 12 capital raises and 5 financial advisory engagements.

  Institutional brokerage generated net revenue of $11.3 million compared to $19.4 million in the third quarter of 2011 and $12.3 million in the second quarter of 2012.

  The Company recognized net investment income of $1.2 million compared to a net investment loss of $9.2 million in the third quarter of 2011 and net investment income of $1.1 million in the second quarter of 2012.

  The Company ended the third quarter with 247 employees in its continuing operations compared to 408 at the end of the third quarter of 2011 and 259 at the end of the second quarter of 2012.

  The Company's results from discontinued operations reflect an increase in mutual fund assets under management from $2.0 billion as of June 30, 2012 to $2.2 billion as of September 30, 2012. The shareholder vote to approve the FBR Funds transaction is scheduled to be held on October 25th. Based on the current assets under management, the Company expects to recognize a gain of approximately $25 million in the fourth quarter upon the closing of the sale.

The Company periodically repurchased shares of its common stock during the quarter. During the third quarter, the Company repurchased approximately 174,000 shares of its common stock at an average purchase price of $3.07 per share. The Company continues to have Board authorization to repurchase up to 6.0 million shares. The total number of shares outstanding as of September 30, 2012 was 50.1 million. Shareholders' equity on September 30, 2012 was $207.2 million, of which $129.9 million was in cash. Book value per share was $4.14 on September 30, 2012.

"The third quarter was challenging as volume pressures persisted in our trading businesses and we did not execute any large investment banking transactions, a key part of our revenue mix," said Richard J. Hendrix, Chairman and Chief Executive Officer of FBR. "Expenses, however, remained at our new lower run rate and we anticipate a return to profitability in the fourth quarter."

Investors wishing to listen to the earnings call at 9:00 A.M. U.S. EDT, Wednesday, October 24, 2012, may do so via the Web or conference call at:

Webcast link: http://investor.shareholder.com/media/eventdetail.cfm?eventid=119317&CompanyID=FBCM&e=1&mediaKey=A638ADF35B185A230531194DBE6AEB85

Toll-free: 877.303.6433
International: 224.357.2198
Access code:   35818906

Replays of the earnings call will be available via webcast following the call.

FBR & Co. (Nasdaq:FBRC) provides investment banking, merger and acquisition advisory, institutional brokerage, and research services through its subsidiary FBR Capital Markets & Co. FBR focuses capital and financial expertise on the following industry sectors: consumer; diversified industrials; energy & natural resources; financial institutions; insurance; real estate; and technology, media & telecom. FBR Fund Advisers, Inc., a subsidiary of FBR & Co., provides clients with a range of investment choices through The FBR Funds, a family of mutual funds. FBR is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States. For more information, please visit www.fbr.com.

The FBR & Co. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6405

Statements in this release concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public and private securities offerings, activity in the secondary securities markets, interest rates, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions. For a discussion of these and other risks and important factors that could affect FBR's future results and financial condition, see "Risk Factors" in Part I, Item 1A and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011; and other items throughout the Company's Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Financial data follow.

FBR & CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
REVENUES:
Investment banking:
Capital raising	$ 8,552	$ 598	$ 39,567	$ 38,633
Advisory	2,191	4,434	6,315	12,968
Institutional brokerage:
Principal transactions	4,096	3,564	14,351	14,539
Agency commissions	7,169	15,816	25,286	49,024
Net investment income (loss)	1,231	(9,249)	4,222	(10,879)
Interest, dividends & other	650	1,494	2,825	3,743
Total revenues	23,889	16,657	92,566	108,028

EXPENSES:
Compensation and benefits	14,826	24,080	49,554	79,040
Professional services	2,703	2,601	9,294	9,238
Business development	1,644	2,041	6,648	8,524
Clearing and brokerage fees	1,746	3,555	6,030	9,543
Occupancy and equipment	4,142	4,298	11,683	14,759
Communications	2,956	4,099	9,564	12,268
Other operating expenses	1,450	2,015	5,076	6,222
Total expenses	29,467	42,689	97,849	139,594

Loss from continuing operations before income taxes	(5,578)	(26,032)	(5,283)	(31,566)
Income tax (benefit) provision	(1,262)	387	(1,240)	97

Loss from continuing operations, net of taxes	(4,316)	(26,419)	(4,043)	(31,663)
Income from discontinued operations, net of taxes	959	283	1,615	895

Net loss	$ (3,357)	$ (26,136)	$ (2,428)	$ (30,768)

Basic earnings per share:
Loss from continuing operations, net of taxes	$ (0.09)	$ (0.43)	$ (0.07)	$ (0.51)
Income from discontinued operations, net of taxes	0.02	--	0.03	0.02
Net loss	$ (0.07)	$ (0.43)	$ (0.04)	$ (0.49)

Diluted earnings per share:
Loss from continuing operations, net of taxes	$ (0.09)	$ (0.43)	$ (0.07)	$ (0.51)
Income from discontinued operations, net of taxes	0.02	--	0.03	0.02
Net loss	$ (0.07)	$ (0.43)	$ (0.04)	$ (0.49)

Weighted average shares - basic	50,181	60,762	54,075	62,323
Weighted average shares - diluted	50,181	60,762	54,075	62,323

FBR & CO.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
(Unaudited)

	September 30,	December 31,
ASSETS	2012	2011

Cash and cash equivalents	$ 129,893	$ 135,792
Receivables:
Due from brokers, dealers and clearing organizations	2,571	6,048
Customers	5,497	3,937
Other	1,575	6,854
Financial instruments owned, at fair value	121,719	100,634
Other investments, at cost	8,388	25,744
Intangible assets, net	1,890	2,121
Furniture, equipment and leasehold improvements, net	4,493	6,162
Prepaid expenses and other assets	7,950	10,791
Total assets	$ 283,976	$ 298,083

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Securities sold but not yet purchased, at fair value	$ 49,937	$ 35,496
Accrued compensation and benefits	8,095	15,760
Accounts payable, accrued expenses and other liabilities	14,190	15,280
Due to brokers, dealers and clearing organizations	4,510	6,250
Total liabilities	76,732	72,786

Shareholders' equity:
Common stock	49	55
Additional paid-in capital	402,054	412,551
Restricted stock units	24,287	29,013
Accumulated other comprehensive (loss) income	(377)	19
Accumulated deficit	(218,769)	(216,341)
Total shareholders' equity	207,244	225,297

Total liabilities and shareholders' equity	$ 283,976	$ 298,083

Book Value per Share	$4.14	$3.99

Shares Outstanding (in thousands)	50,114	56,490

FBR & CO.
Financial & Statistical Supplement - Operating Results
(Dollars in thousands)
(Unaudited)

	Q-3 12	Q-2 12	Q-1 12	Q-4 11	Q-3 11
Revenues	$ 23,889	$ 33,732	$ 34,945	$ 24,199	$ 16,657

Expenses:
Variable	5,263	8,791	8,018	5,078	8,697
Fixed	24,204	24,619	26,954	33,001	33,992
Impairment of goodwill	--	--	--	5,882	--

(Loss) income from continuing operations before income taxes	(5,578)	322	(27)	(19,762)	(26,032)
Income tax (benefit) provision	(1,262)	15	7	(327)	387

(Loss) income from continuing operations, net of taxes	(4,316)	307	(34)	(19,435)	(26,419)
Income from discontinued operations, net of taxes	959	184	472	554	283
Net (loss) income	$ (3,357)	$ 491	$ 438	$ (18,881)	$ (26,136)

Fixed expenses from continuing operations	$ 24,204	$ 24,619	$ 26,954	$ 33,001	$ 33,992
Less: Non-cash expenses[1]	1,948	1,804	1,822	1,195	1,587
Corporate transaction costs[2]	646	--	429	567	--
Severance	61	--	38	3,487	442

Core fixed costs from continuing operations[3]	$ 21,549	$ 22,815	$ 24,665	$ 27,752	$ 31,963

Statistical Data (Continuing Operations)
Revenues per employee (annualized)	$ 387	$ 521	$ 529	$ 348	$ 163

Employee count	247	259	264	278	408

Net assets under management (in millions)
Mutual funds	$ 2,184.5	$ 2,012.8	$ 1,937.3	$ 1,684.8	$ 1,358.9

[1] Non-cash expenses include compensation costs associated with stock-based awards and amortization of intangible assets.

[2] Corporate transaction costs include costs related to reductions in physical space and restructuring costs.

[3] Core fixed costs is a non-GAAP measurement used by management to analyze and assess the Company's fixed operating costs. Management believes that this non-GAAP measurement assists investors in understanding the impact of the items noted in footnotes 1 and 2 and severance costs on the performance of the Company.

A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these items do in fact reflect the underlying financial results of the Company and these effects should not be ignored in evaluating and analyzing the Company's financial results. Therefore, management believes fixed expenses on a GAAP basis and core fixed costs on a non-GAAP basis should be considered together.
CONTACT: Media: Shannon Small
         at 703.469.1190 or ssmall@fbr.com
         Investors:  Bradley J. Wright
         at 703.312.9678 or bwright@fbr.com